SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8‑K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT - May 28, 2015
(Date of Earliest Event Reported)

AK STEEL HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No. 1-13696

Delaware	31-1401455
(State of Incorporation)	(I.R.S. Employer Identification No.)

9227 Centre Pointe Drive West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513) 425-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 28, 2015, the Company held its 2015 Annual Meeting of Stockholders. Each proposal subject to a vote at the 2015 Annual Meeting was described in detail in the Company’s 2015 Proxy Statement. With respect to each of the proposals the Company’s stockholders voted as indicated below.

1.	Election of Directors (Proposal No. 1): Stockholders re-elected each of the following Directors:

	For	Against	Abstentions	Broker Non-Votes

Richard A. Abdoo	62,418,070	1,363,423	454,522	75,281,915
John S. Brinzo	62,391,090	1,385,447	459,477	75,281,915
Dennis C. Cuneo	62,840,307	940,394	455,314	75,281,915
Sheri H. Edison	62,847,441	928,398	460,176	75,281,915
Mark G. Essig	62,831,504	950,280	454,231	75,281,915
William K. Gerber	62,875,387	909,042	451,586	75,281,915
Robert H. Jenkins	62,765,765	1,008,520	461,729	75,281,915
Ralph S. Michael, III	62,480,599	1,296,196	459,220	75,281,915
Dr. James A. Thomson	62,830,612	956,001	449,402	75,281,915
James L. Wainscott	62,393,272	1,383,761	458,982	75,281,915
Vicente Wright	62,889,395	886,246	460,374	75,281,915

2.
Ratification of independent registered public accounting firm (Proposal No. 2): Stockholders ratified the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015.

For	Against	Abstentions
136,346,409	2,320,275	851,246

3.	Advisory vote on Named Executive Officer compensation (Proposal No. 3): Stockholders approved the resolution to approve the compensation of the Named Executive Officers.

For	Against	Abstentions	Broker Non-Votes
59,724,050	3,958,037	553,927	75,281,915

4.
Re-approval of the material terms of the performance goals under the Company’s Long-Term Performance Plan (Proposal No. 4): Stockholders re-approved the material terms of the performance goals under the Company’s Long-Term Performance Plan.

For	Against	Abstentions	Broker Non-Votes
61,893,985	1,859,355	482,675	75,281,915

5.
Re-approval of the material terms of the performance goals under the Company’s Stock Incentive Plan (Proposal No. 5): Stockholders re-approved the material terms of the performance goals under the Company’s Stock Incentive Plan.

For	Against	Abstentions	Broker Non-Votes
61,517,670	2,170,075	548,269	75,281,915

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AK STEEL HOLDING CORPORATION

	By:	/s/ Joseph C. Alter
Joseph C. Alter
Corporate Secretary

Dated: May 29, 2015